EXHIBIT 23.1


                CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 33-95730) and related Prospectus of Horizon Group, Inc. for the registration of shares of its common stock held by certain affiliates and to the incorporation by reference therein of our reports dated February 22, 1996, with respect to the consolidated financial statements and schedule of Horizon Group, Inc. (formerly HGI Realty, Inc.) incorporated by reference or included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                   /S/ ERNST & YOUNG LLP
                                   Ernst & Young LLP

 Chicago, Illinois
 January 27, 1997